Exhibit 10.1

WJ COMMUNICATIONS, INC.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of September 23, 2003, by and between COMERICA BANK, successor in interest to COMERICA BANK-CALIFORNIA (“Bank”) and WJ COMMUNICATIONS, INC. (“Borrower”) (this “Agreement”).

RECITALS

A.            Bank and Borrower are parties to that certain Loan and Security Agreement dated as of December 15, 2000, as amended (the “Original Agreement”).

B.            Borrower and Bank wish to amend and restate the terms of the Original Agreement.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1          Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances made, or Letters of Credit issued, under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person, services relating to initiation of electronic funds transfer entries, corporate credit cards, or merchant services provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, Letter of Credit, ACH service provided by Bank under Section 2.1.3, Swing Loan, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)           Copyrights, Trademarks and Patents;

(b)           Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)           Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)           Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)           All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)            All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)           All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Period” means for each LIBOR Rate Advance, a period thirty (30), sixty (60), and ninety (90) days, as Borrower may elect, provided that a LIBOR option is quoted for such period on the applicable LIBOR interbank market and that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Revolving Maturity Date.

“Inventory” means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a letter of credit issued under this Agreement.

“LIBOR Base Rate” means, for any Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 10:00 a.m. California time on the day that is the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Rate” shall mean, for any Interest Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest whole 1/8 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Advances” means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, financial or other condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Material Subsidiary” means a Subsidiary with assets having a fair market value of more than $250,000.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)           Subject to the capital expenditures limitation set forth in Section 7.12 below, Indebtedness with respect to capital lease obligations or Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness determined as of the date of such financing;

(d)           Subordinated Debt; and

(e)           Extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts; and

(c)           Investments permitted pursuant to Borrower’s investment policy in the form presented to Bank as of the Closing Date, as amended from time to time upon notice to Bank.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(c)           Liens (i) upon or in any equipment acquired, leased or held by Borrower or any of its Subsidiaries to secure the purchase price or lease amount of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)           Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons or entities incurred in the ordinary course of business and imposed without action of such parties; and

(f)            Liens incurred or deposits made in the ordinary course of Borrower’s business in connection with worker’s compensation, unemployment insurance, social security and other like laws.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System, adjusted by Bank for expected changes in such reserve percentage during the applicable Interest Period.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (ii) any category of extensions of credit or other assets which include Advances.

“Responsible Representative” means each authorized signer named on the Corporate Resolutions to Borrow dated September 23, 2003, as thereafter amended.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1.1 hereof.

“Revolving Line” initially means Credit Extensions of up to Twenty Million Dollars ($20,000,000).  Notwithstanding the foregoing, the amount of the Revolving Line may be reduced by Borrower in increments of not less than One Million Dollars ($1,000,000) upon five (5) Business Days prior written notice to Bank and repayment of the Obligations as required to bring the outstanding balance to an amount equal to or less than the new Revolving Line amount requested by Borrower.

“Revolving Maturity Date” means September 22, 2005.

“Schedule” means the schedule attached hereto, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified in writing as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Swing Loan” has the meaning set forth in Section 2.1.4.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, all assets of Borrower, excluding any value of goodwill, trademarks, patents, copyrights, organization expenses and other similar intangible items, less Total Liabilities.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.             LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder.  Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.1.1       Revolving Advances.

(a)           Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line minus the aggregate face amount of outstanding Letters of Credit, including any drawn but unreimbursed Letters of Credit, and the ACH Reserves (as defined below).  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1.1 shall be immediately due and payable.

(b)           Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 10:00 a.m. California time, on the Business Day that is one (1) Business Day prior to the Business Day on which a Prime Rate Advance is to be made (or prior to 11:00 a.m. California time, on the Business Day that a Swing Loan is to be made), and noon California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 or Exhibit B-2 hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Representative or a designee of a Responsible Representative.  Bank shall be entitled to rely on any telephonic notice given by a person whom Bank reasonably believes to be a Responsible Representative or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1.1 to Borrower’s deposit account, as specified by Borrower.

Each such notice shall specify:

(i)            the date such Advance is to be made, which shall be a Business Day;

(ii)           the amount of such Advance;

(iii)          whether such Advance is to be a Prime Rate Advance or a LIBOR Rate Advance; and

(iv)          if the Advance is to be a LIBOR Rate Advance, the Interest Period for such Advance;

Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in substantially the form of Exhibit B-1 or Exhibit B-2 hereto executed by Borrower.

(c)           Prime Rate Advances.  Except for Prime Rate Advances that are Swing Loans, each Prime Rate Advance shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000).  Unless otherwise agreed to by Bank in writing, each Swing Loan shall not be in an amount of less than Two Hundred Fifty Thousand Dollars ($250,000).  The outstanding principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to the Prime Rate less One Half Percent (0.5%).  Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance on the Revolving Maturity Date.

(d)           LIBOR Rate Advances.  Each LIBOR Rate Advance shall be in an amount of not less than One Million Dollars ($1,000,000).  The outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus One Percent (1.0%) for such LIBOR Rate Advance.  Unless converted or continued pursuant to Section 2.6, the entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the earlier of (i) the last day of the LIBOR Rate Interest Period for such LIBOR Rate Advance, and (ii) the Revolving Maturity Date.  At no time may the outstanding LIBOR Rate Advances be subject to more than three LIBOR Rate Interest Periods.

(e)           Prepayment of the Advances.  Borrower may at any time prepay any Prime Rate Advance or any LIBOR Rate Advance, in full or in part.  Each partial prepayment for a Swing Loan shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000), unless otherwise agreed to by Bank, and each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than One Hundred Thousand Dollars ($100,000).  Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Bank not later than 10:00 a.m. California time on the date of the prepayment of a Prime Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance.  The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances prepaid.  Each prepayment of a LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.6.

2.1.2       Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, at any time until ten (10) days prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued standby, documentary, or performance Letters of Credit for the account of Borrower in an aggregate outstanding amount of undrawn Letters of Credit not to exceed the Revolving Line minus the then outstanding principal balance of the Advances (including Advances that arise by virtue of amounts paid by Bank under Letters of Credit) and ACH Reserves (as defined below); provided the aggregate face amount of such Letters of Credit shall not in any case exceed Fifteen Million Dollars ($15,000,000) in aggregate.  All Letters of Credit shall be, in form and substance, acceptable to Bank in its reasonable discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement, including Bank’s fee of one percent (1.0%), payable on the date of issuance of each Letter of Credit.  All amounts actually paid by Bank in respect of a Letter of Credit shall, when paid, constitute an Advance.  Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit so long as Bank acts reasonably and in good faith in connection with such Letters of Credit.  All Letters of Credit shall have an expiration date which is not later than the earlier of (i) twelve (12) months from the date of issuance (or one hundred twenty (120) days from the date of issuance for documentary Letters of Credit) and (ii) ten (10) days prior to the Revolving Maturity Date.

2.1.3       ACH Sublimit.  Subject to the terms and conditions of this Agreement, Borrower may request ACH origination services by delivering to Bank a duly executed ACH application on Bank’s standard form; provided, however, that availability under the Revolving Line shall be reduced by the aggregate amount of the ACH processing reserves established by Bank (the “ACH Reserves”).  At no time shall the ACH services requested by Borrower be such that the ACH Reserves exceed $3,500,000 in the aggregate.  In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the ACH services.  All ACH services will be terminated and no further ACH services will be provided after the date which is ten (10) days prior to the Revolving Maturity Date.

2.1.4       Swing Line.

(a)           Subject to the terms and conditions set forth in Section 2.1.1(b), any Advance that Borrower requests be made on the same Business Day requested (any such advance being referred to as a “Swing Loan” and such advances being referred to collectively as “Swing Loans”) shall be subject to all the terms and conditions applicable to other Advances, except that no Swing Loan shall be a LIBOR Rate Advance.  The aggregate amount of all outstanding Swing Loans shall not exceed Five Million Dollars ($5,000,000) at any time.

(b)           The Swing Loans shall bear interest at the rate applicable from time to time to Advances that are Prime Rate Advances (unless another rate has previously been agreed to in writing by Bank and Borrower).

(c)           Upon notice by Bank to Borrower that a Swing Loan has been converted into an Advance that is not a Swing Loan, such Swing Loan shall thereafter be deemed an Advance that is not a Swing Loan under Section 2.1.1 for all purposes.

2.2          Interest Rates, Payments, and Calculations.

(a)           Interest Rates  Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding daily balance thereof, at the rates specified in Section 2.1.1.

(b)           Default Rate.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of an Event of Default.

(c)           Payments.  Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof, provided interest on LIBOR Advances shall be payable on the last day of the applicable Interest Period.  Notwithstanding the foregoing, all outstanding interest shall be due and payable on the Revolving Maturity Date.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  Bank shall deliver to Borrower statements of account in the ordinary course of business.

(d)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.

2.3          Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence and continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4          Fees.  Borrower shall pay to Bank the following:

(a)           Unused Facility Fee.  On the last day of each fiscal quarter, an amount equal to twenty one-hundredths of one percent (0.20%) of the difference between the Revolving Line and the average Daily Balance (including the face amount of outstanding Letters of Credit and the ACH Reserves) during that quarter (such fee to be automatically charged by Bank against Borrower’s deposit account at Bank);

(b)           Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

2.5          Conversion/Continuation of Advances.

(a)           Borrower may from time to time submit in writing a request that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period.  Such request shall specify the amount of the Prime Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances.  Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a Libor Rate Conversion/Continuation Certificate as set forth on Exhibit B-2, which shall be duly executed by a Responsible Representative.  Subject to the terms and conditions contained herein, three (3) Business Days after Bank’s receipt of such a request from Borrower, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

(i)            no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

(ii)           no party hereto shall have sent any notice of termination of the Agreement;

(iii)          Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Rate Advances;

(iv)          the amount of a LIBOR Rate Advance shall be $1,000,000 or such greater amount which is an integral multiple of $100,000; and

(v)           Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank as of the date of the request for such LIBOR Rate Advance.

Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Advances.

(b)           Any LIBOR Rate Advances shall automatically convert to Prime Rate Advances upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any LIBOR Rate Advances shall, at Bank’s option, convert to Prime Rate Advances in the event that an Event of Default shall occur and be continuing.  Borrower shall pay to Bank, upon demand by Bank any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to any of the foregoing.

2.6          Additional Requirements/Provisions Regarding LIBOR Rate Advances.

(a)           If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such LIBOR Rate Advance, Borrower shall on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Bank.

(b)           Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any change in applicable law (a “Regulatory Change”) that:

(i)            changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank; or

(ii)           imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Advances or any deposits referred to in the definition of “LIBOR Base Rate”); or

(iii)          imposes any other material condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 2.6.

(c)           Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

(d)           If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

(e)           If at any time Bank, in its sole and absolute discretion, determines that:  (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods or any other period are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank’s obligation to make the LIBOR Rate Advances shall terminate, unless Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances.  If it shall become unlawful for Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.6(a).

2.7          Additional Costs.  In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority:

(a)           subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank;

(b)           imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

(c)           imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof.  Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail.

2.8          Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.             CONDITIONS OF LOANS.

3.1          Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)           this Agreement;

(b)           a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           Intellectual Property Security Agreement;

(d)           UCC National Form Financing Statement;

(e)           an executed Compliance Certificate in the form of Exhibit C attached hereto;

(f)            agreement to provide insurance;

(g)           securities account control agreement (Bear Sterns);

(h)           payment of the Bank Expenses then due specified in Section 2.4 hereof;

(i)            current financial statements of Borrower; and

(j)            such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

4.             CREATION OF SECURITY INTEREST.

4.1          Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2          Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral except for Letters of Credit with a face amount of less than $250,000, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3          Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral and audit Borrower’s Books in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4          Pledge of Collateral.  Borrower hereby pledges, assigns and grants to Bank a security interest in all shares of stock which are part of the Collateral, including without limitation all Borrower’s equity interests in its Subsidiaries (the “Shares”), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  The certificate or certificates for 100% of the Shares of all Material Subsidiaries (or 65% of the Shares of any Material Subsidiary which is not formed under the laws of the United States and is not treated as a disregarded entity for United States tax purposes) will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower, and Borrower shall cause the books of each entity whose shares are part of the Shares and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence of an Event of Default, Bank may effect the transfer of the Shares into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee.  Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.

5.             REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification.  Borrower and each Material Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified and licensed will not have a Material Adverse Effect.

5.2          Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound, which default is reasonably likely to have a Material Adverse Effect.

5.3          No Prior Encumbrances.  Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4          Bona Fide Accounts.  Except for Accounts for which Borrower maintains normal reserves in accordance with GAAP, the Accounts are bona fide existing obligations.  All Accounts are maintained and reported on in accordance with GAAP.

5.5          Merchantable Inventory.  Except for reserves maintained in accordance with GAAP, all Inventory is in all material respects of good and marketable quality, free from all material defects.

5.6          Intellectual Property.  Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by or to Borrower.  Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party, except to the extent that such invalidity, unenforceability or violation has not and will not cause a Material Adverse Effect.  Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7          Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof.  Except as set forth in the Schedule or in Section 7.10, all Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8          Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision is reasonably likely to have a Material Adverse Effect.

5.9          No Material Adverse Change in Financial Statements.  All consolidated financial statements other than projections related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended.  There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10        Solvency, Payment of Debts.  Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11        Regulatory Compliance.  Borrower and each Material Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to the minimum funding requirements of ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that is reasonably likely to have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which is reasonably likely to have a Material Adverse Effect.

5.12        Environmental Condition.  Except as disclosed in the Schedule, none of the properties or assets currently owned, leased or occupied by Borrower or any Material Subsidiary has ever been used by Borrower or any Material Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Material Subsidiary; and neither Borrower nor any Material Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Material Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13        Taxes.  Borrower and each Material Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except those contested in good faith.

5.14        Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15        Government Consents.  Borrower and each Material Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain, make or give which is reasonably likely to have a Material Adverse Effect.

5.16        Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  The Shares are not the subject of any present or overtly threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.17        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.             AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1          Good Standing.  Borrower shall maintain its and each of its Material Subsidiaries’ corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify is reasonably likely to have a Material Adverse Effect.  Borrower shall maintain, and shall cause each of its Material Subsidiaries to maintain in force all licenses, approvals and agreements, the loss of which is reasonably likely to have a Material Adverse Effect.

6.2          Government Compliance.  Borrower shall meet, and shall cause each Material Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply, and shall cause each Material Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which is reasonably likely to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.

6.3          Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:  (a) as soon as available, but in any event within forty-five (45) days after the end of each quarter, Borrower’s report on Form 10-Q, including Borrower’s company prepared financial statements, (b) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank and Borrower’s report on Form 10-K; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or overtly threatened against Borrower or any Subsidiary that is reasonably likely to result in damages or costs to Borrower or any Subsidiary of Five-Hundred Thousand Dollars ($500,000) or more; (d) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any material Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s intellectual property, including but not limited to any subsequent ownership right of Borrower in or to any material Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business.

Borrower shall deliver to Bank with the quarterly 10Q report a Compliance Certificate (including covenant calculations providing detail acceptable to Bank) signed by a Responsible Representative in substantially the form of Exhibit C hereto, provided that Borrower shall deliver covenant calculations for the covenant set forth in Section 6.8 within thirty (30) days of the last day of each month at all times that the aggregate balance of Borrower’s unrestricted cash and cash equivalents located in the United States minus the aggregate balance of all Indebtedness (including without limitation any Contingent Obligations) owing from Borrower to Bank, is less than Thirty Five Million Dollars ($35,000,000).

6.4          Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made in accordance with GAAP.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Million Dollars ($1,000,000).

6.5          Taxes.  Borrower shall make, and shall cause each Material Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Material Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Material Subsidiary has made such payments or deposits; provided that Borrower or a Material Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6          Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain insurance relating to Borrower’s ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7          Tangible Net Worth.  Borrower shall maintain a Tangible Net Worth of not less than Twenty Million Dollars ($20,000,000) plus an amount equal to fifty percent (50%) of Borrower’s net income for each quarter after the quarter ending June 30, 2003, calculated in accordance with GAAP, plus an amount equal to seventy-five percent (75%) of the proceeds received after the Closing Date from the sale or issuance by Borrower of its equity or Subordinated Debt securities.

6.8          Domestic Cash Balance.  The aggregate balance of Borrower’s unrestricted cash and cash equivalents located in the United States minus the aggregate balance of all Indebtedness (including without limitation any issued Letters of Credit (whether drawn or undrawn) and other Contingent Obligations) owing from Borrower to Bank, shall be at least Twenty Five Million Dollars ($25,000,000) at all times.

6.9          Principal Depository. Borrower shall maintain its principal depository, money market and operating accounts with Bank.

6.10        Subsidiary Guaranties.  Promptly upon acquisition or formation, each Material Subsidiary formed under the laws of the United States shall sign a guaranty of the Obligations, in form and substance satisfactory to Bank, secured by all of such Subsidiary’s assets, along with such other documents as Bank deems necessary or advisable to effectuate such secured guaranty, including without limitation a third party security agreement, intellectual property security agreement, and UCC financing statement, each in form and substance satisfactory to Bank.

6.11        Intellectual Property Rights.

(a)           Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registerable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)           Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.  Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i)  a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(c)           Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the priority of Bank’s security interest in the Intellectual Property Collateral.  Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(d)           Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ written notice to Borrower.  Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.12        Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.             NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) Transfers of worn -out or obsolete Equipment; and (iv) Transfers of fixed assets in the ordinary course of business that do not exceed $2,500,000 in the aggregate during the term of this Agreement.  Notwithstanding the foregoing, nothing in this Section 7.1 shall prohibit Borrower from selling its Gallium Arsenide foundry located in Milpitas, California (the “Gallium Arsenide Sale”).

7.2          Change in Business; Change in Control or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date, excluding the Gallium Arsenide Sale; or suffer or permit a Change in Control or a change in management; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (collectively, “Merger and Acquisition Activities”).  Notwithstanding the foregoing, Borrower may engage in Merger and Acquisition Activities (i) that are generally entered into in Borrower’s industry, and (ii) at the end of which, Borrower is the surviving entity as a result of such transaction and there is no change in Borrower’s executive management, provided that Borrower may not engage in any Merger and Acquisition Activity if an Event of Default has occurred and is continuing at the time of such a proposed transaction, if an Event of Default would exist after giving effect to such transaction, or if Borrower would not be in compliance with all covenants set forth in this Agreement on a pro forma basis for the remaining term of this Agreement after giving effect to such transaction.  Notwithstanding any of the foregoing, Borrower shall not use the proceeds of any Advance hereunder in connection with any Merger and Acquisition Activity unless it has submitted to Bank a combined, post-merger balance sheet prior to its request for such Advance and such balance sheet is satisfactory to Bank.

7.4          Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.  Borrower will not enter into any agreement with any Person other than Bank that prohibits or otherwise restricts Borrower from encumbering any of its property other than restrictions in equipment leases or equipment financing documents on Liens on the specific equipment being leased or financed.

7.6          Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock other than stock splits, except that Borrower may repurchase certain of its capital stock in an aggregate amount not to exceed Five Million Dollars ($5,000,000).

7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Material Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10        Inventory and Equipment.  Other than Inventory which does not exceed an aggregate value of $5,000,000 at any time sent to contractors in the ordinary course of business for refinement and packaging and Inventory sold on consignment, store the Inventory or the Equipment with a bailee, warehouseman, or third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA to the extent applicable, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, which such Reportable Event or Prohibited Transaction could reasonably be expected to have a Material Adverse Effect, fail to comply in any material respect with the Federal Fair Labor Standards Act or violate any law or regulation, which violation is reasonably likely to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12        Capital Expenditures.  Make or become committed to make capital expenditures (excluding any capital expenditures for Merger and Acquisition Activities) in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate during any calendar year.

7.13        Negative Pledge Agreements.  Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower’s or such Subsidiary’s property.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1          Payment Default.  If Borrower fails to pay within five (5) Business Days, when due, any of the Obligations;

8.2          Covenant Default.  If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives written notice from Bank with respect thereto; provided, however, that if the default cannot by its nature be cured within such period or cannot after diligent attempts by Borrower be cured within such period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed sixty (60) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

8.3          Material Adverse Change.  If there occurs a material adverse change in Borrower’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the aggregate value or priority of Bank’s security interests in the Collateral;

8.4          Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days or in any event not less than five (5) Business Days prior to the date of any proposed sale thereunder, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5          Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6          Other Agreements.  If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in the right by such third party or parties whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that is reasonably likely to have a Material Adverse Effect;

8.7          Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

8.8          Judgments.  If a judgment or judgments for the payment of money that is not insured under coverage confirmed by Borrower’s insurance company in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9          Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Representative pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document which is reasonably likely to result in a Material Adverse Effect; or

8.10        Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9.             BANK’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)           Require that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letter of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

(d)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)            Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)           Dispose of the Collateral in accordance with the Code, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(i)            Bank may credit bid and purchase at any public sale; and

(j)            Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2          Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; (i) dispose of the Collateral to the extent permitted under the Code; and (j) transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4 regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3          Accounts Collection.  At any time during the term of this Agreement, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Following an Event of Default and during the continuance thereof, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5          Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6          Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7          Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

9.8          Shares.  Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

10.          Notices.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	WJ COMMUNICATIONS, INC.
401 River Oaks Parkway
San Jose, CA 95134
Attn: Fred Krupica
Fax: (408) 577-6620

with a copy to:	Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL 33602
Attn: Darrell C. Smith, Esq.
Fax: (813) 229-1660

If to Bank:	Comerica Bank
9920 S. La Cienega Blvd., Suite 1401
Inglewood, CA 90301
Attn: Manager
Fax: (310) 338-6110

with a copy to:	Comerica Bank
226 Airport Blvd., Suite 100
San Jose, CA 95110
Attn: Guy Simpson
Fax: (408) 451-8568

Notwithstanding the foregoing, notice sent to Borrower in accordance with this Section 10 shall be effective despite any failure to provide a copy of such notice to Borrower’s counsel.  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.  Such notices and demands shall be deemed to have been delivered on the date personally delivered or transmitted by facsimile, one Business Day after having been sent by overnight delivery service or three Business Days after having been deposited in the U.S. mail as provided above.

11.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the nonexclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.          GENERAL PROVISIONS.

12.1        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s reasonable discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder, provided that such transferee shall have assets in excess of $100,000,000.

12.2        Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between the parties whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5        Amendments in Writing, Integration.  This Agreement cannot be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

12.6        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7        Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8        Effect of Amendment and Restatement.  This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement.  All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WJ COMMUNICATIONS, INC.

By:

Title:

COMERICA BANK

By:

Title:

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)           all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)           all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

EXHIBIT B-1

The undersigned hereby certifies as follows:

I,                                            , am the duly elected and acting                                             of WJ COMMUNICATIONS, INC. (“Borrower”).

This Advance Request Form is delivered on behalf of Borrower to Comerica Bank, pursuant to that certain Amended and Restated Loan and Security Agreement between Borrower and Comerica Bank dated September 23, 2003 (the “Agreement”).  The terms used herein which are defined in the Agreement have the same meaning herein as ascribed to them therein.

Borrower hereby requests on                                            , 200   [an Advance / a Swing Loan] (the “Advance”) as follows:

(a)           The date on which the Advance is to be made is                   , 200   .

(b)           The amount of the Advance is to be                                         ($                    ), in the form of a Prime Rate Advance of $                                 ; and/or a LIBOR Rate Advance of $                         for an Interest Period of                                           months.

All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for an Advance; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this Advance Request Form is executed by the undersigned as of this              day of                                      , 200   .

WJ COMMUNICATIONS, INC.

By:

Title:

EXHIBIT B-2

LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

The undersigned hereby certifies as follows:

I,                                                        , am the duly elected and acting                                         of WJ Communications, Inc. (“Borrower”).

This certificate is delivered on behalf of Borrower to Bank, pursuant to Section 2 of that certain Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”).  The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Agreement have the same meaning herein as ascribed to them therein.

Borrower hereby requests on                                   , 200    a LIBOR Rate Advance (the “Advance”) as follows:

(a)           (i)            A rate conversion of an existing Prime Rate Advance from a Prime Rate Advance to a LIBOR Rate Advance; or

(ii)           A continuation of an existing LIBOR Rate Advance as a LIBOR Rate Advance.

[Check (i) or (ii) above]

(b)           The date on which the Advance is to be made is                                      , 200   .

(c)           The amount of the Advance is to be                                             ($                       ), for an Interest Period of                                     month(s).

All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for an Advance; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this                                day of                                         , 200   .

WJ Communications, Inc.

By:

Title:

For Internal Bank Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date
—%

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:                    COMERICA BANK

FROM :             WJ COMMUNICATIONS, INC.

The undersigned authorized officer of WJ COMMUNICATIONS, INC. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                    with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The undersigned officer further certifies that the documents identified below were prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Quarterly 10Q/Financial statements	Quarterly within 45 days		Yes	No

Annual (CPA Audited)	FYE within 90 days (consolidated and consolidating)		Yes	No

10-K Report	FYE within 90 days		Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Unrestricted Domestic Cash	$25,000,000 plus Bank debt	$	Yes	No

Minimum Tangible Net Worth	$20,00,000*	$	Yes	No

*              Borrower shall maintain a Tangible Net Worth of not less than Twenty Million Dollars ($20,000,000) plus an amount equal to fifty percent (50%) of Borrower’s net income for each quarter after the quarter ending June 30, 2003, calculated in accordance with GAAP, plus an amount equal to seventy-five percent (75%) of the proceeds received after the Closing Date from the sale or issuance by Borrower of its equity or Subordinated Debt securities.

Comments Regarding Exceptions:	BANK USE ONLY

See Attached.

Sincerely,	Received By:

SIGNATURE	Date:

TITLE	Reviewed By:

DATE	Compliance Status: Yes / No

CORPORATE RESOLUTIONS TO BORROW

Borrower:               WJ COMMUNICATIONS, INC.

I, the undersigned Secretary or Assistant Secretary of WJ COMMUNICATIONS, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITIONS	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from time to time from Comerica Bank (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Agreement.  To execute and deliver to Bank the Amended and Restated Loan and Security Agreement dated as of September 23, 2003 (the “Loan Agreement”) and any other agreement entered into between the Corporation and Bank in connection with the Loan Agreement, including any Amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit.  To execute letters of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

ACH.  To execute applications and other related documents pertaining to Bank’s initiation of electronic funds transfer entries on the Corporation’s behalf.

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on September 23, 2003 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED TO AND ATTESTED BY:

X

AGREEMENT TO PROVIDE INSURANCE

TO:	COMERICA BANK	Date:	September 23, 2003
	attn: Collateral Operations, M/C 4604 9920 South La Cienega Blvd, 14th Floor Inglewood, CA 90301	Borrower:	WJ COMMUNICATIONS, INC.

In consideration of a loan in the amount of $20,000,000, secured by all tangible personal property including inventory and equipment.

I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

I/We also agree to advise the below named agent to add Comerica Bank as lender’s loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

I/We understand that the policy must contain:

1.             Fire and extended coverage in an amount sufficient to cover:

(a)           The amount of the loan, OR

(b)           All existing encumbrances, whichever is greater,

But not in excess of the replacement value of the improvements on the real property.

2.             Lender’s “Loss Payable” Endorsement Form 438 BFU in favor of Comerica Bank, or any other form acceptable to Bank.

INSURANCE INFORMATION
Insurance Co./Agent	Telephone No.:

Agent’s Address:

Signature of Obligor:

Signature of Obligor:

FOR BANK USE ONLY

INSURANCE VERIFICATION: Date:

Person Spoken to:

Policy Number:

Effective From:	To:

Verified by:

COMERICA BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolving Line)

Name(s): WJ COMMUNICATIONS, INC.	Date: September 23, 2003

$ credited to deposit account No. when Advances are requested by Borrower

Amounts paid to others on your behalf:

$ to Bank counsel fees and expenses

$ to

$ to

$20,000,000 TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

Signature	Signature

COMERICA BANK
Member FDIC	AUTOMATIC DEBIT AUTHORIZATION

To: Comerica Bank

Re: Loan #

You are hereby authorized and instructed to charge account No.                                             in the name of WJ COMMUNICATIONS, INC. for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.

☒            Debit each interest payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

☐            Debit each principal payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

September 23, 2003